Exhibit 99.1

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH ANNOUNCES EXECUTIVE APPOINTMENT

LEWISVILLE, Texas (April 21, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that its Board of Directors has appointed David K. White, Ph.D., as President and Chief Operating Officer of the Company. The appointment is effective as of April 21, 2005. Ken Newman will remain and continue to serve as Chairman and Chief Executive Officer of the Company.

Dr. White has served as a Senior Vice President – Operations of the Company since November 1998 and as the President of the Behavioral Health Services group of the Company since November 2002. Since joining the Company in 1995, he has served in several capacities. As President and Chief Operating Officer, all of the service group operations of the Company will report directly to Dr. White.

Ken Newman, Chairman and Chief Executive Officer, stated, “Dave White has proven himself to be an exceptional manager and leader. His promotion is well deserved and is consistent with our planning regarding the continuity of our management team. This change should enable me to devote more time to our strategic matters, including acquisitions.”

Dave White commented, “I am grateful for the confidence and trust demonstrated through the assignment of these new responsibilities. I look forward to both the challenges presented and successes that can be achieved. Horizon is a great company, and I am fortunate to be a part of its management team.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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